Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation of our report on the consolidated financial statements of The Fairchild Corporation and Subsidiaries for the year ended June 30, 1996 included in this Form 10-K into the Company's previously filed form S-8 Registration Statements Nos. 35-27317, 33-21698 and 33-06183.



Washington, DC
September 26, 1996